EXHIBIT 4.2.7

                               AMBIENT CORPORATION
                             STOCK OPTION AGREEMENT

      Ambient Corporation, a corporation organized under the laws of Delaware (the "Company"), hereby grants to ________ (the "Optionee") as of __________, 2000 (the "Option Date"), pursuant to the provisions of the Employment Agreement dated as of September 18, 2000, between the Company and Optionee pursuant to which the Optionee is retained as the Company's Chief Executive Officer (the "Employment Agreement"), a stock option (the "Option") to purchase from the Company up to __________ shares (hereinafter the "Shares") of the Company's Common Stock, par value $0.001 (hereinafter, the "Common Stock"), at the price of $1.00 per Share upon and subject to the terms and conditions set forth below.

      Capitalized terms not defined herein shall have the meanings specified in the Employment Agreement.

      1. Option Subject to Acceptance of Agreement.

      The Option may not be exercised unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

      2. Time and Manner of Exercise of Option.

      2.1. Term of Option. Subject to the terms and conditions set forth herein, including Section 2.2 hereof, the Option may be exercised, in whole or in part, at any time commencing on the date first set forth above and continuing thereafter until the 90th day following the termination or expiration of Optionee's employment under the Employment Agreement. The close of business on such 90th day (or if such day is not a business day, on the next following business day) following the expiration or termination of the employment under the Employment Agreement shall be referred to herein as the "Option Termination Date".

      2.2 Vesting. Subject to the terms and conditions set forth herein, the Option shall vest and become exercisable by Optionee as of ________________.

      2.3 Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash or by check or money order or
(ii) previously owned whole Shares (which the Optionee has held for at least six months prior to the delivery of such Shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having a fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, plus the amount of applicable federal, state and local withholding tax. Any fraction of a Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a Share shall be delivered until the full purchase therefor has been paid.

      2.4 Change in Control of Company. In the event of a "Change of Control" whereby:

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            (i) A person (other than a person who is an officer or a Director of the Company on the effective date hereof), including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, or obtains the right to become, the beneficial owner of Company securities having 30% or more of the combined voting power of then outstanding securities of the Company that may be cast for the election of directors of the Company;

            (ii) At any time, a majority of the Board-nominated slate of candidates for the Board is not elected;

            (iii) The Company consummates a merger in which it is not the surviving entity;

            (iv) Substantially all the Company's assets are sold; or

            (v) The Company's stockholders approve the dissolution or liquidation of the Company; then then the Option shall vest and be exercisable in accordance with the terms hereof at an exercise price of $0.10 (cent) per share.

      2.5 Termination of Option. In no event may the Option be exercised after the Option Termination Date.

      3. Certain Protective Provisions

      If during the term of this agreement the Company issues shares of its Common Stock, Optionee shall be entitled to receive additional options to purchase shares of Common Stock at a price to be determined by the Board of Directors and in an amount necessary to maintain Optionee's fully diluted percentage ownership of the issued and outstanding shares of Common Stock had the Option granted hereunder been exercised upon its grant on the Option Date (______, 2000).

      4. Registration Rights

      If, at any time within the period which this agreement remains in effect on or after December 1, 2000 the Company should file a registration statement with the Securities and Exchange Commission (the "Commission") under the Securities and Exchange Act of 1933, as amended (other than pursuant to Forms S-4 or S-8), it will give written notice at least twenty (20) calendar days prior to the filing of each such registration statement to Optionee of its intention to do so. If Optionee notifies the Company within fifteen (15) calendar days after receipt of any such notice of its or their desire to include any of the Shares underlying the Option(s) granted hereunder in such proposed registration statement, the Company shall afford the Optionee the opportunity to have any such Shares registered under such registration statement.

      5. Additional Terms and Conditions of Option

      5.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise permitted under Rule 16b-3 under the Exchange Act of 1934 (hereinafter, the "Exchange Act"), to the extent applicable. Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, voluntarily encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

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      5.2. Investment Representation. The Optionee hereby represents and covenants that (a) any Shares purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares.

      5.3. Withholding Taxes.

      (i) As a condition precedent to the delivery of Shares upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the Shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

      (ii) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (A) a cash payment to the Company pursuant to Section 2.3 or (B) delivery to the Company of previously owned whole Shares (which the Optionee has held for at least six months prior to the delivery of such Shares or which the Optionee purchased on the open market and for which the Optionee has good title, free and clear of all liens and encumbrances) having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), equal to the Required Tax Payments. Shares to be delivered may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.

      (c) Unless the Board of Directors (or any relevant committee) otherwise determines, if the Optionee is subject to Section 16 of the Exchange Act, the Optionee may deliver to the Company previously owned whole Shares in accordance with Section 2.3, but only if such delivery is in connection with the delivery of Shares in payment of the exercise price of the option.

      5.4 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the

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nearest hundredth) by (ii) the excess, if any, of (A) the fair market value of a
Share on the exercise date over (B) the exercise price of the Option.

      5.5. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the Shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of Shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

      5.6. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of Shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided herein.

      5.7. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to Shares subject to the Option unless and until purchased and delivered upon the exercise of the option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered Shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such Shares not so purchased and delivered.

      5.8. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

      5.9. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve or cause to be reserved and keep or cause to be kept available, either in its treasury or out of its authorized but unissued Shares, the full number of Shares subject to the Option from time to time.

6. Miscellaneous Provisions.

      6.1 Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

      6.2 Notices. All notices, requests or other communications provided for in this Agreement shall be made in accordance with the notice provisions in the Employment Agreement.

      6.3 Governing Law. The Option, this Agreement, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

      6.4. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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      6.5 Dispute Resolution. The provisions of the Employment Agreement relating to resolution of disputes shall also apply to resolution of disputes under this Agreement.

                                                           AMBIENT CORPORATION


                                                           By ________________

Accepted this __ day of December __, 2000.

"Optionee"